Exhibit 10.1
Gap Inc.
Two Folsom Street
San Francisco, CA 94105

August 1, 2022

Bob L. Martin

Dear Bobby:

This letter is to confirm our offer to you as Interim President and Chief Executive Officer, Gap Inc. (“the Company” or “Gap Inc.”). You will report directly to the Company’s Board of Directors (the “Board”) and be given such duties, authorities and responsibilities commensurate with that of interim president and CEOs of public companies of comparable size and such other duties, responsibilities and authorities, not inconsistent with your position, assigned to you by the Board. Your principal place of business will continue to be in Arkansas and the Company will reimburse your business travel expenses to San Francisco or other work locations pursuant to the Company’s travel and expense policy.

Start Date. The effective date of your new position is July 11, 2022.

Salary. Your annual salary will initially be $1,400,000, payable every two weeks.

Board Service. You will continue to serve as a Director of the Board without prejudice to the shareholders’ ability to remove or not re-elect you.

Annual Bonus. You will continue to be eligible for an annual bonus based on Gap Inc. and/or Division financial and operational objectives as well as individual performance. Effective on your Start Date, your annual target bonus will be 100% of your annual base salary. Depending on results and your individual performance, your actual bonus can range from 0 – 200% of target. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year including any changes related to your acceptance of this position. Subject to the paragraph below, bonuses for fiscal 2022 are scheduled for payment in March 2023 and you must be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Board discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Annual Bonus Proration. In the event that your employment is involuntarily terminated by the Company for reasons other than Cause (defined below) prior to the payment date and provided that you have at least 3 months of service during the fiscal year, you will receive a prorated annual bonus based on Gap Inc. financial objectives and active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year, payable in March following the end of such fiscal year. For purposes of this letter, “Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Board; or (3) breaching the Company’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.
Long-Term Incentive (“LTI”) Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in Gap Inc.’s success over time.

Bobby Martin
August 1, 2022

Stock Awards. Subject to approval by the Compensation and Management Development Committee (“Committee”) and the Gap Inc. 2016, Long-Term Incentive Plan (“Stock Plan”), you will be granted stock awards to you covering shares of Gap Inc. stock having a grant value of $2,600,000 effective on the effective on the date when the stock awards are approved (the “Date of Grant”), subject to the provisions of Gap Inc.’s Stock Plan and Stock Grant Agreement. The number of shares will be determined by dividing the grant dollar value by the 20-day average of the closing price of one share prior to the Date of Grant with such number rounded down to the nearest share. Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will vest on the one-year anniversary of the Date of Grant, subject to the terms of Gap Inc.’s Stock Plan and the Stock Grant Agreement. Awards are generally subject to income and employment tax withholding upon settlement.

The Committee will review the expected length of your interim assignment periodically and you may be eligible for future quarterly grants with a value of $1,950,000 for each subsequent quarter you continue to serve as Interim President and Chief Executive Officer of the Company. The value and form of LTI are subject to change. Gap Inc. has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to applicable income tax withholding.

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately. A financial counselor from Ayco will contact you shortly after your employment begins to provide further details of this benefit, including tax implications.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for paid time off on an "as needed” basis for vacation, illness or personal business, subject to business needs; there is no accrual for paid time off. In addition, there are seven company-paid holidays. Gap Inc. reserves the right to change its benefit programs at any time.

Indemnification. As an officer, Gap Inc. provides you certain indemnification and insurance as more fully described in Article V. of the Gap Inc. By-laws.

Termination/Severance. You acknowledge that in this role, you are not eligible for any severance benefits, including those under the Gap Inc. Executive Transition Benefits Plan.

Recoupment Policy. As an executive officer, the Company’s recoupment policy will apply to you, as it may be amended from time to time. Under the current policy, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including time-vesting and performance-vesting stock-based compensation (“covered compensation”), awarded to a Section 16 executive officer or to the head of any Company brand (each, a “covered officer”), where either (i) all of the following factors are present: (a) the award or the vesting of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement; (b) in the Board's view, the covered officer was grossly negligent or engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the covered officer, or a lesser amount would have vested, based upon the restated financial results, or (ii) with respect to covered compensation awarded or vested after the applicable crime, neglect, breach or act or omission described below, the covered officer: (1) was indicted or convicted of, or admitted to, any crimes involving theft, fraud or moral turpitude; (2) engaged in gross

Bobby Martin
August 1, 2022

neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) materially breached Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; or (4) acted or failed to act in a negligent or intentional manner that resulted in material financial, reputational or other harm to the Company and its affiliates and subsidiaries.

Abide by Gap Inc. Policies. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As an executive officer, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. If you wish to obtain additional information, or have questions, you may contact Gap Inc. Global Equity Administration, at global_equity_administration@gap.com.
Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see or which is otherwise a trade secret or other proprietary non-public information, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.  Confidential Information also includes, but is not limited to, sensitive, personal information and data about co-workers, customers, consultants or other individuals, including names, addresses, e-mail addresses, telephone numbers, government identification numbers (including social security numbers), employee ID numbers, customer file information, credit card and bank account information.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s Global General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure. Notwithstanding this agreement, nothing in this letter prevents you from reporting, in confidence, potential violations of law to relevant governmental authorities or courts. In addition, nothing in this letter precludes you from communicating with, reporting to or participating in any investigation or proceeding conducted by any federal or state agency, or governmental body, sharing information you gained from sources other than in the course of your work or discussing your personal contact information or other information about wages, compensation or other employment terms.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity, except to the extent that you are required to testify truthfully if under subpoena or in any legal proceeding.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way.

Bobby Martin
August 1, 2022

You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an authorized officer of Gap Inc. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer.

Yours sincerely,

/s/ Julie Gruber
Julie Gruber
Chief Legal and Compliance Officer, Gap Inc.

Confirmed this Aug. 1, 2022

/s/ Bob L. Martin
Bob L. Martin